Exhibit 99.2

Marshall & Ilsley Corporation

Trustcorp Financial, Inc

770 North Water Street

100 South Fourth Street

Milwaukee, WI 53202

St. Louis, MO 63102

414 765-7700 Main

314 621-0000 Main

414 298-2921 Fax

314 436-5503 Fax

www.mibank.com

www.mostatebank.com

For Release:	IMMEDIATE

Contacts:	Marshall & Ilsley Corporation John Presley, 414 765-7833 Don Wilson, 414 765-8043	Trustcorp Financial, Inc. Jim Saitz, 314 821-9424 x 1024 Ray Van de Riet, 414 821-9424 X 1020

Southwest Bank of St. Louis Andrew Baur, 314 543-3429 Bob Witterschein, 314 543-3368

MARSHALL & ILSLEY CORPORATION TO ACQUIRE ST. LOUIS-BASED

TRUSTCORP

Milwaukee, Wis./St. Louis, Mo. – Dec. 21, 2005 Marshall & Ilsley Corporation (NYSE: MI) (M&I) and St. Louis-based Trustcorp Financial, Inc., the parent company of Missouri State Bank & Trust, today announced they have signed a definitive agreement under which M&I will acquire Trustcorp. Under the terms of the definitive agreement, Trustcorp shareholders will receive 0.7011 of a share of M&I common stock and $7.70 in cash for each Trustcorp share.  Based on the price of M&I’s shares at the close of business on Tuesday, December 20, 2005, the transaction value is approximately $181 million, or $38.44 per share of Trustcorp common stock.

The transaction is expected to be completed in the second quarter of 2006, subject to the affirmative vote of Trustcorp’s shareholders and regulatory approvals. The transaction is expected to be approximately $.01 per share dilutive to M&I’s 2006 earnings per share and to be neutral to M&I’s earnings per share in 2007.

Trustcorp, with $711 million in assets as of September 30, 2005, has seven branches in the St. Louis metropolitan area. The current Trustcorp branches are expected to merge into Southwest Bank, a wholly owned subsidiary of M&I, after the completion of the transaction in the second quarter of 2006.

“Missouri State Bank and Trust’s strong commercial loan and commercial real estate base will complement our growing presence in the St. Louis area, and the introduction of Southwest Bank’s line of products and services to our new customers will provide additional opportunities for growth,” said Dennis Kuester, chairman and chief executive officer, Marshall & Ilsley Corporation. “The performance and capabilities of our St. Louis regional management team at Southwest Bank, led by Drew Baur, Andrew Baur, and Bob Witterschein, will be important assets as we integrate these two organizations.”

“Jim Saitz and his team at Missouri State Bank are highly respected in the St. Louis metropolitan area for their dedication to providing excellent customer service and commitment to the community,” said Drew Baur, chairman, Southwest Bank of St. Louis. “Their expertise will play a key role in Southwest Bank’s continued growth in the St. Louis market.”

“Missouri State Bank and Trust is joining a financial institution with a reputation for serving its communities and a commitment to relationship banking that mirrors our own,” said Jim Saitz. “As a result of this partnership, our customers and associates will have the opportunity to benefit from the broad range of services and the benefits Southwest Bank has to offer.”

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $45 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 195 offices throughout the state, in addition to 41 locations throughout Arizona; 13 offices in metropolitan Minneapolis/St. Paul, Minn.; and locations in Duluth, Minn.; Las Vegas, Nev.; and, Naples and Bonita Springs, Fla. M&I’s Southwest Bank affiliate has seven offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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M&I and Trustcorp intend to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving M&I and Trustcorp. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC when they become available at the SEC’s website at http://www.sec.gov.   Investors and security holders may obtain free copies of the documents filed with the SEC by M&I at M&I’s website at http://www.micorp.com, or by contacting M&I Investor Relations via telephone at 414-765-7834.

M&I, Trustcorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Trustcorp in connection with the merger transaction. Information regarding directors and executive officers of M&I and Trustcorp and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of M&I and Trustcorp described above and other relevant materials to be filed with the SEC.

This press release contains or may contain forward-looking statements about M&I, Trustcorp and the combined company which are within the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the expected timing, completion and effects of the proposed merger and the financial condition, results of operations, plans, objectives, future performance and business of M&I, Trustcorp and the combined company, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. There are a number of important factors which could cause M&I’s and Trustcorp’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include, but are not limited to: (1) competitive pressures among depository institutions increasing significantly; (2) changes in the interest rate environment reducing interest margins; (3) prepayment activity, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either nationally or in the states in which M&I and Trustcorp do business, become less favorable than expected; (5) expected synergies and cost savings are not achieved or achieved at a slower pace than expected; (6) integration problems or delays; (7) legislative or regulatory changes which adversely affect the businesses in which M&I and Trustcorp are engaged; (8) changes in the securities markets; (9) the economic impact of terrorist attacks and similar or related events; (10) receipt of regulatory approvals without unexpected delays or conditions; (11) changes in the securities markets; (12) retention of customers and critical employees; (13) unanticipated changes in laws, regulations, or other industry standards affecting M&I’s and Trustcorp’s businesses; and (14) those referenced in M&I’s Annual Report on Form 10-K for the year ended December 31, 2004, under the heading “Forward-Looking Statements.”  Further information on other factors which could affect the financial results of M&I and Trustcorp after the merger are and will be included in M&I’s filings with the Securities and Exchange Commission.  These documents are available free of charge at the Commission’s website at http://www.sec.gov or from M&I.